EX-35.4
(logo) CHASE
SUBSERVICER COMPLIANCE STATEMENT

RE: HomeBanc Mortgage Trust 2007-1 Mortgage Pass-Through Certificates: This Pooling and Servicing Agreement, dated as of March 1, 2007 (this "Agreement" or this "Pooling and Servicing Agreement"), is by and among HMB Acceptance Corp., a Delaware corporation, as depositor (the "Depositor"), U.S. Bank National Association, as trustee (the "Trustee"), Wells Fargo Bank, N.A., as securities administrator (in such capacity, the "Securities Administrator") and master servicer (in such capacity, the "Master Servicer"), HomeBanc Mortgage Corporation, a Georgia corporation, as seller (in such capacity, the "Seller") and as servicer (in such capacity, the "Servicer") and Wilmington Trust Company, a Delaware banking corporation, as Delaware trustee (the "Delaware Trustee")


The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as subservicer (the "Subservicer" per the Mortgage Loan Subservicing Agreement, dated October 1, 2007) pursuant to the HomeBanc Mortgage Trust 2007-1 Mortgage Pass-Through Certificates (The "Agreement"), does hereby certify that:

(1) A review of the activities of the Subservicer during the period from October 1, 2007 to December 3, 2007 and of the performance of the Subservicer under the Agreement has been made under my supervision; and


(2) To the best of my knowledge, based on such review, the Subservicer has fulfilled all its obligations under the Agreement in all material respects throughout such period.



Date: 02/28/2008


JPMorgan Chase Bank,
National Association,
as Subservicer

By: /s/ David Lowman
Name: David Lowman
Title: Executive Vice President